Exhibit 12.2
                                                                       3/19/101

                             SAVANNAH POWER COMPANY

        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the six years ended December 31, 2000





                                                                              Year ended December 31,
                                                      --------------------------------------------------------------------
                                                        1995        1996        1997        1998        1999        2000
                                                        ----        ----        ----        ----        ----        ----
                                                      ----------------------------Thousands of Dollars--------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes             $55,365     $53,824     $53,380     $52,832     $49,569     $52,020
      AFUDC - Debt funds                                  450         333         164         133         485         324
      Rentals                                             517         885         897         735         471         545
                                                      --------    --------    --------    --------    --------    --------
         Earnings  as defined                         $56,332     $55,042     $54,441     $53,700     $50,525     $52,889
                                                      ========    ========    ========    ========    ========    ========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                       $12,380     $11,564     $10,907     $10,383     $ 9,300     $ 9,259
   Interest  on interim  obligations                      135         229         172         278         879       2,369
   Amort of debt disc, premium  and expense, net          448         579         739         853         948         963
   Other interest  charges                                406         377         369         641       4,036       3,210
   Rentals                                                517         885         897         735         471         545
                                                      --------    --------    --------    --------    --------    --------
         Fixed charges as defined                      13,886      13,634      13,084      12,890      15,634      16,346
Non-tax  deductible  preferred  dividends               2,324       2,324       2,324       2,066          NA          NA
Ratio  of net income  before  taxes to net income     x 1.650     x 1.577     x 1.580     x 1.587     x    NA     x    NA
                                                      --------    --------    --------    --------    --------    --------
Pref  dividend  requirements  before  income  taxes     3,835       3,665       3,672       3,279          NA          NA
                                                      --------    --------    --------    --------    --------    --------
Fixed  charges  plus  pref  dividend  requirements    $17,721     $17,299     $16,756     $16,169     $15,634     $16,346
                                                      ========    ========    ========    ========    ========    ========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                    3.18        3.18        3.25        3.32        3.23        3.24
                                                        =====       =====       =====       =====       =====       ====


Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating Company.